UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):  March 22, 2016

AIR METHODS CORPORATION

(Exact name of Registrant as specified in charter)

Delaware	0-16079	84-0915893
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7301 South Peoria, Englewood, Colorado (Address of principal executive offices)	80112 (Zip Code)

Registrant’s telephone number, including area code:  (303) 792-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 22, 2016, Air Methods Corporation, a Delaware corporation, (the “Company”), entered into a Cooperation Agreement (the “Agreement”) with Voce Capital Management LLC (“Voce”).  Pursuant to the Agreement, the Company agreed to increase the number of directors constituting the whole board of directors of the Company (the “Board”) from 11 to 12 members and appoint Mr. Joseph E. Whitters to the Board as a Class I director whose initial term will expire at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”). In addition, the Company has agreed to include Mr. Whitters in its slate of nominees for election to the Board at the 2016 Annual Meeting.  The Company also agreed to appoint Mr. Whitters to the Board’s Finance and Strategic Planning Committee.

Under the terms of the Agreement, the Company also agreed to submit, recommend and solicit proxies in favor of a resolution for consideration by its stockholders at the 2016 Annual Meeting to amend the Company’s certificate of incorporation and by-laws to declassify the Board and provide for the annual election of all directors (the “Declassification Proposal”). If the Declassification Proposal is approved by the Company’s stockholders, the first of such annual election of directors with one year terms would take place at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”).

Furthermore, the terms of the Agreement provide that Voce is subject to certain standstill restrictions until the earlier of (i) 30 days prior to the last day on which notice of a stockholder’s intent to make director nominations at or bring other business before the 2017 Annual Meeting must be submitted pursuant to the Company’s bylaws and (ii) such date, if any, of a breach by the Company in any material respect of its obligations under the Agreement (subject to a 10 business day cure period).  During the standstill period, Voce is subject to customary standstill and voting obligations, including, among other things, that Voce and its affiliates and associates will not acquire beneficial ownership of more than 7.5% of the Company’s outstanding shares of common stock or participate in a proxy solicitation, and will vote all voting securities which they are entitled to vote in favor of all directors nominated by the Board and, subject to certain exceptions, in accordance with the recommendation of the Board on other matters.

Under the terms of the Agreement, Voce agreed to withdraw its notice, dated February 19, 2016, in which it informed the Company of its intent to nominate two director candidates to stand for election to the Board and to submit a proposal for consideration to the Company’s stockholders at the 2016 Annual Meeting.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Mr. Whitters is an Executive Partner of Frazier Healthcare Partners, an investment firm. In addition to his oversight of several private companies in Frazier’s portfolio, Mr. Whitters has served on many public company boards, including those of Mentor Corporation, Solexa, Luminent and Omnicell. He currently serves on the boards of InfuSystems and PRGX Global and, from 2014 until October 2015, was a director of Rural Metro Corporation (and Chairman of its Audit Committee) until its acquisition by Envision Healthcare.

Except for the Agreement, there are no arrangements or understandings with the Company pursuant to which Mr. Whitters was appointed to the Board, and since the beginning of the last fiscal year, there have been no related party transactions between the Company and Mr. Whitters that would be reportable under Item 404(a) of Regulation S-K. Mr. Whitters will receive the same indemnification and compensation as the Company’s other non-employee directors.

In connection with the Agreement, Aaron D. Todd, the Company’s chief executive officer and currently a Class I director, agreed to serve as a Class II director and stand for re-election at the 2017 Annual Meeting. In

February 2016, Mr. Todd, who had previously served as a Class II director, had agreed to serve as a Class I director in order to equalize the Company’s director classes following the election of the Honorable Jessica Garfola Wright, Major General (Ret.) to the Board and the announced resignations from the Board of George W. Belsey and Major General Carl H. McNair, USA (Ret.).

Item 8.01. Other Events.

On March  22, 2016, the Company issued a press release announcing the Agreement and related matters.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description of Exhibit
10.1	Cooperation Agreement, dated as of March 22, 2016, by and between Air Methods Corporation and Voce Capital Management LLC
99.1	Press Release, dated March 22, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 22, 2016

AIR METHODS CORPORATION

By:	/s/ Crystal L. Gordon
Name: Crystal L. Gordon
Title: General Counsel, Secretary and Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Cooperation Agreement, dated as of March 22, 2016, by and between Air Methods Corporation and Voce Capital Management LLC
99.1	Press Release, dated March 22, 2016